EXHIBIT 99.1

For immediate release

Young Broadcasting Announces Sale of Senior Notes and Senior Subordinated Notes

NEW YORK, Dec 24, 2003 — YOUNG BROADCASTING INC. (“YBI”) (Nasdaq: YBTVA) announced today that it has sold $90 million of 8-1/2% senior notes due 2008 in a private placement.  The net proceeds from the senior note private placement will be used to redeem all of YBI’s outstanding 9% senior subordinated notes due 2006.  YBI also announced today that it has sold $140 million of 8-3/4% senior notes due 2014 in a private placement.  The net proceeds from the senior subordinated note private placement will be used to redeem all of YBI’s outstanding 8-3/4% senior subordinated notes due 2007.

The senior notes and the senior subordinated notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes and the senior subordinated notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes or the senior subordinated notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs.

CONTACT: Young Broadcasting Inc., New York
Vincent Young or James Morgan, 212-754-7070